UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   September 10, 2010

Calypso Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-31199	87-0638338
State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12 North Washington Street, Montoursville, Pennsylvania 17754
(Address of principal executive offices)

Registrant's telephone number, including area code:   (570) 368-7633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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FORM 8-K

Section 1 – Registrant’s Business and Operations

Item  1.01   Entry into a Material Definitive Agreement.

On September 10, 2010, Calypso Media Services Group, Inc. entered into an acquisition agreement to acquire WebiMax, L.L.C., a New Jersey limited liability company.  The terms of the agreement provide that we will acquire 100% of the outstanding WebiMax membership interests in exchange for 3,500,000 shares of Calypso Common Stock, 10,000 shares of Series A Convertible Preferred Stock, and $2,500,000 in cash.  Each share of Preferred Stock is convertible into 200 shares of Calypso Common Stock at the conversion price of $0.50 per share or, at the option of the holder, each share of Preferred Stock may be sold or put back to Calypso for the price of $100 per share.  The holder of the Preferred is entitled to sell back to Calypso up to 2,500 shares at the end of the each third month following the closing of the acquisition.  Any shares not sold in a three month period may be aggregated and sold in the any following three month period.

The closing of the acquisition agreement is contingent upon Calypso raising in a private offering a minimum of $2,500,000 within sixty days of the signing of the agreement.  In order to raise the requisite funds, Calypso is commencing a private placement of $3,000,000 of its securities consisting of 300 Units, each individual Unit consisting of (i) 20,000 shares of Calypso common stock, (ii) 10,000 eighteen-month, non-redeemable stock purchase warrants with an exercise price of $1.50 per share, and (iii) 10,000 twenty-four month, non-redeemable stock purchase warrants with an exercise price of $2.00 per share.  The offering price per unit will be $10,000, with a minimum subscription of one Unit being established.  Proceeds from the offering will be held in escrow until the the minimum of 250 Units are sold and  $2,500,000 is realized.  If the minimum amount is not achieved, the WebiMax acquisition will not close and all proceeds of the offering will be returned to the investors, without interest.  Once the minimum amount is realized, the WebiMax acquisition will close and we will be able to continue to offer the remaining Units up to the maximum amount.  Following the closing of the acquisition, WebiMax will become a subsidiary of Calypso.

WebiMax, L.L.C.

WebiMax was founded by Kenneth C. Wisnefski in 2008.  Mr. Wisnefski will become a director of Calypso at such time as the acquisition is finalized.  WebiMax was built on the core principle that it would help its clients grow their businesses by working with them, more as a strategic partner than merely an outsourced vendor. WebiMax works with clients to help them develop an online presence to influence their businesses in a positive fashion. WebiMax clients are seeking to use its expertise to help increase sales, boost lead generation efforts and deliver the online results they are searching for.

WebiMax does not offer "one-size-fits all" solutions. It invests the time and effort to understand a client’s business, capabilities and overall marketing goals. WebiMax then provides a customized program designed to meet a client’s specific business’s needs. WebiMax has a staff of more than 45 experienced, full-time online marketing professionals.

        WebiMax is a full-service search engine optimization firm (SEO) providing a comprehensive array of professional services.  It provides clients with a very detailed, organized, four-phase SEO process consisting of discovery, analysis, implementation and management.  Among the services WebiMax offers are Pay-Per-Click management, link building campaigns, Social Media Management, Website / E-Commerce Design and landing page optimization.

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Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.                           Description

2.1           Acquisition Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALYPSO FINANCIAL SERVICES, INC.

Date:	September 16, 2010	By:	/s/ MICHAEL D. PARNELL
Michael D. Parnell
President